Exhibit 99.1

AMENDMENT TO AGREEMENT

This AMENDMENT TO AGREEMENT (the “Amendment”), dated as of the 1st day of January, 2008, is between COMCAST CORPORATION, a Pennsylvania corporation (together with its subsidiaries, the “Company”) and RALPH J. ROBERTS (“Employee”).

BACKGROUND

WHEREAS, Employee has been an employee of the Company since he founded the Company in 1969 and currently is Chair of the Executive and Finance Committee of the Board of Directors; and

WHEREAS, certain terms and conditions of Employee’s employment with the Company were set forth in a Compensation and Deferred Compensation Agreement, as amended and restated August 31, 1998, and as further amended August 19, 1999, June 5, 2001, January 24, 2002 and November 18, 2002 (the “Compensation Agreement”); and

WHEREAS, the Compensation Agreement’s term ended December 31, 2007 and Employee continues to remain employed by the Company on a full-time basis after the expiration of such term; and

WHEREAS, the parties desired to clarify, and memorialize their intention, that certain terms and benefits provided for in the Compensation Agreement continue following the end of its term; and

WHEREAS, the parties entered into an Agreement dated as of January 1, 2008 (the “Agreement”) that continued certain terms and benefits provided for in the Compensation Agreement, including a five-year base salary continuation death benefit that had been a part of Employee’s previous compensation arrangements with the Company for 15 years (the “Death Benefit”); and

WHEREAS, certain other terms of Employee’s continuing employment with the Company were not addressed in the Agreement, and the parties desire to amend the Agreement to further clarify the terms under which Employee will continue to be employed by the Company; and

WHEREAS, Employee desires to remain as an active director, Chair of the Executive and Finance Committee, advisor to the Company’s Chief Executive Officer and senior management, and resource to the Company, but does not wish to continue receiving regular base salary, regular cash bonus, or annual “management grants” of stock options or restricted stock units from the Company, or retain the Death Benefit, and has, therefore requested that the Compensation Committee reduce his base salary to one dollar annually and prospectively eliminate the regular cash bonus, annual equity-based grants, and Death Benefit; and

WHEREAS, the Compensation Committee, while recognizing the enormous value that Employee has brought and continues to bring to the Company, has determined that Employee’s requests for reduced base salary and prospective elimination of his regular cash bonus, annual equity-based grants, and Death Benefit should be accommodated.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Sections 1(a) and 1(b) are hereby deleted. As a result, Employee’s base salary shall terminate immediately upon his death.

2. Section 2(c) shall be amended to read in its entirety as follows:

“(c) In the event Employee dies before the end of the five (5) year period specified in subsection (b) above: (i) Employee’s Base Salary shall terminate; and (ii) Employee’s spouse (if she survives Employee) shall participate in all Benefit Plans (or alternative arrangements) on the basis set forth in Section 1(c).”

3. A new Subsection 2A, immediately following Section 2, shall be added and shall read in its entirety as follows:

“2A. Base Salary and Other Compensation. Effective February 15, 2008, Employee’s base salary shall be one dollar ($1.00) per annum. Employee shall not receive any regular annual cash bonus nor any annual stock option or restricted stock unit “management grant.”

4. Except as modified hereby, the Agreement shall continue unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first-above written.

COMCAST CORPORATION

By:	/s/ Arthur R. Block, Sr. Vice President

Date:	February 13, 2008

EMPLOYEE:

/s/ Ralph J. Roberts

Date:	February 13, 2008

3